Orion Reports FY 2026 Revenue of $86M and Adjusted EBITDA of $2.2M After Continued Growth in Q4;

Reiterates FY 2027 Expectation of $95M-$97M in Revenue and Positive Adjusted EBITDA

Manitowoc, WI – June 4, 2026 – Orion Energy Systems, Inc. (NASDAQ: OESX) (Orion Lighting), a provider of energy-efficient LED lighting, electric vehicle (EV) charging stations and maintenance services solutions, today reported improved results for its fiscal 2026 fourth quarter (Q4’26) and full fiscal year 2026 (FY’26) ended March 31, 2026.

Orion’s Q4’26 revenue was $25.7M versus $20.9M in Q4’25 — a 23% increase — while Q4’26 gross margin was up by 950 basis points year-over-year, at 37.0% versus 27.5% in Q4’25. The Company improved its net loss in Q4’26 to $1.5M, compared to a net loss of $2.9M in Q4’25. The Company achieved Q4’26 adjusted EBITDA of $0.8M — marking its sixth consecutive quarter of positive adjusted EBITDA – compared to adjusted EBITDA of $0.2M in Q4’25.

For the full fiscal year of FY’26, Orion’s revenue was $86.3M versus $79.7M in FY’25, while FY’26 gross margin was 32.5% vs. 25.4% in FY’25. The Company improved its net loss in FY’26 to $3.2M, compared to a net loss of $11.8M in FY’25. The Company achieved FY’26 adjusted EBITDA of $2.2M, compared to an adjusted EBITDA loss of $(2.9M) in FY’25.

Each quarter of FY’26 delivered gross margins above 30%, a level of performance not previously seen. This is a result of Orion’s structural reset, which it expects to be continually beneficial moving forward. Similarly, revenue — which came in at the high end of our FY’26 public guidance range — continues to grow as we enter FY’27.

The Company continues to execute on its plan and build momentum in the current fiscal year. Starting FY’27 with a backlog of $30M — a year-over-year increase of $13M, Orion reiterated its expectations of positive adjusted EBITDA on revenue of between $95 million and $97 million in FY’27, which began April 1, 2026, up 12% over FY’26.

The Company said that its increasing expectations for the current fiscal year were validated by a number of factors. The ongoing improvement in the quality and size of its backlog is a result of continued project demand and growing opportunities within many of the Company’s revenue segments.

“The results we are reporting today — highlighted by our sixth straight quarter of positive adjusted EBITDA — validate an observation I have made previously: Orion is demonstrably on a profitable growth path,” said Orion’s Chief Executive Officer, Sally Washlow, who recently completed her first year as CEO. “Our FY’26 results and FY’27 expectations speak clearly to the success of a continuously improving sales funnel, organic growth from large customers, a resilient and adaptable proprietary supply chain and highly disciplined cost containment. We expect FY’27 to demonstrate that Orion is emerging robustly from a turnaround to a sustainable growth company.”

Orion is providing adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking adjusted EBITDA non-GAAP guidance to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, the amounts of which, based on historical experience, could be significant. For additional information regarding Orion’s non-GAAP measures, see the related explanation presented under “Non-GAAP Measures.”

Orion is scheduled to discuss these results in an investor call today at 10:00 a.m. ET (details below).

Webcast and Call Details

Date / Time: Thursday, June 4, at 10:00 a.m. ET

Live Call Registration: https://register-conf.media-server.com/register/BI83b6ae45a1654d28babfa53b6617f6cc

Live call participants must pre-register using the URL above to receive the dial-in information. Anyone can re-register if they lose the dial-in or PIN #.

Webcast & Replay: https://edge.media-server.com/mmc/p/zmyzetzn

Q4'26 and FY'26 Financial Performance

	Q4'26 Summary			FY'26 Summary			Prior Three Quarters
$ in millions except per share figures	Q4'26	Q4'25	Change	FY'26	FY'25	Change	Q3’26	Q2'26	Q1'26
LED Lighting Revenue	$20.3	$10.9	+86%	$55.9	$47.7	+17%	$12.1	$10.7	$12.9
EV Charging Revenue	$2.3	$5.8	-61%	$14.4	$16.8	-15%	$4.7	$4.8	$2.7
Maintenance Revenue	$3.2	$4.1	-23%	$16.0	$15.2	+6%	$4.4	$4.5	$4.0
Total Revenue	$25.7	$20.9	+23%	$86.3	$79.7	+8%	$21.1	$19.9	$19.6
Gross Profit	$9.5	$5.7	+$3.8	$28.1	$20.2	+$7.9	$6.5	$6.2	$5.9
Gross Margin	37.0%	27.5%	+950bps	32.6%	25.4%	+720bps	30.9%	31.0%	30.1%
Net Income (Loss) (1)(2)(3)(4)	$(1.5)	$(2.9)	+$1.4	$(3.2)	$(11.8)	+$8.6	$0.2	$(0.6)	$(1.2)
Net Income (Loss) Per Share (1)(2)(3)(4)	$(0.39)	$(0.88)	+$0.49	$(0.89)	$(3.59)	+$2.70	$0.04	$(0.17)	$(0.37)
Adjusted EBITDA (5)	$0.8	$0.2	+$0.6	$2.2	$(2.9)	+$5.1	$0.8	$0.5	$0.2

(1) Voltrek earnout expenses were $0.3M in Q1'25, $0.6M in Q2'25, $0.5M in Q3'25, $0.5M in Q4'25, $0.0M in Q1'26, Q2'26, Q3'26, and $1.7M in Q4'26.

(2) Q4'26 included $1.1M of expenses for the non-cash write-off of solar assets.

(3) Q1'25 and Q2'25 also included $0.4M and $0.3M, respectively, of maintenance division restructuring costs. Q1'26 had $0.6M of executive sign-on bonus and severance expenses.

(4) Q4'26 revenue included $1.3M associated with amending a solar energy contract that had no associated cost of goods.

(5) Adjusted EBITDA reconciliation provided below.

Commentary from CEO Sally Washlow

“It is extremely gratifying to complete my first year as CEO of Orion. In the space of a year, we have gone from a turnaround to a growth company. We have maintained our Nasdaq listing, strengthened our balance sheet, completed our Voltrek earnout payments, extended our credit agreement and embarked on a demonstrable trajectory of profitable growth and margin expansion.

“We have seen both growth and resilience in new and existing large customers in the automotive, retail and public sectors. Deployments of LED lighting have become bigger and more numerous, illustrating customer relationships that have broadened and deepened.

“We expect continued growth in revenue and profitability in FY’27.

“Growth, increasing profitability and continued market expansion are our expected themes for FY’27. As I’ve said before: I expect it, our team expects it and our shareholders expect it.

“And as I mark the completion of my inaugural year as Orion’s Chief Executive Officer, I’d like to express my sincere appreciation to our shareholders, partners and employees for your continued support of our company.” said Ms. Washlow.

Q4’26 Business Highlights

— A $21M array of electrical contracting engagements distributed among seven customers.

— A previously announced $42M-$45M three-year renewal of our preventative maintenance contract for 2,050 big-box retail outlets, as well as another $14M-$15M contract for exterior lighting work for this customer.

— A $10M array of 80 EV charging station installations dispersed from the Northeast, to the Carolinas to California.

— A $4M project to install 105 EV charging stations for the Boston Public Schools, one of the largest school districts in the nation.

— A $3.6M electrical infrastructure and LED lighting engagement for a leading international lab-based testing company.

— A $3.1M electrical contracting engagement, representing a follow-on project in an ongoing scope of work for a longtime customer.

— A $3M lighting and electrical infrastructure engagement with one of the leading food-service enterprises in the United States.

— The roll-out of Orion’s new On-Site Battery Storage System for industrial, commercial and public sector enterprises. The product is being deployed in 10 locations in California.

— A public offering with net proceeds of $6.4M that served to bolster the Company’s balance sheet.

In operations, we continued to maintain gross margin of about 31% as we recorded positive adjusted EBITDA for the sixth quarter in a row.

Q4’26 and FY’26 Financial Results

Orion’s Q4’26 revenue was $25.7M versus $20.9M in Q4’25, while Q4’26 gross margin was 37.0% versus 27.5% in Q4’25. The Company’s net loss in Q4’26 improved to $1.5M versus a net loss of $2.9M in Q4’25. The Company achieved Q4’26 adjusted EBITDA of $0.8M — marking its sixth consecutive quarter of positive adjusted EBITDA — compared to adjusted EBITDA of $0.2M in Q4’25. Orion’s Q4’26 revenue included $1.3M associated with amending a solar energy contract that had no associated cost of goods.

Orion’s FY’26 revenue was $86.3M versus $79.7M in FY’25, while FY’26 gross margin was 32.6% versus 25.4% in FY’25. The Company’s net loss in FY’26 improved to $3.2M, compared to a net loss of $11.8M in FY’25. The Company achieved FY’26 adjusted EBITDA of $2.2M, compared to adjusted EBITDA of $(2.9M) in FY’25.

Orion also reported the following segment performance:

•
LED lighting revenue increased approximately 86% to $20.3M in Q4’26 compared to $10.9M in Q4’25, and $55.9M in FY’26 compared to $47.7M in FY ’25, reflecting increased large project activity. Orion’s expanded project pipeline, as well as efforts to drive growth in its distribution business, contributed to higher FY’26 LED lighting revenue compared to FY’25.
•
Maintenance services revenue decreased 23% to $3.2M in Q4’26 from $4.1M in Q4’25, and increased 6% to $16.0M in FY’26 from $15.2M in FY’25, reflecting the benefit of new customer contracts, as well as the expansion of certain existing customer relationships.
•
EV charging solutions revenue was $2.3M in Q4’26 compared to $5.8M in Q4’25, as well as $14.4M in FY’26 compared to $16.8M in FY’25, reflecting the variability in timing of larger projects. Given current uncertainty around the near-term scope, pace and funding availability for EV charging projects, Orion announced previously that it expected recorded segment revenues to be relatively flat to slightly lower in FY’26 vs. FY’25.

Orion’s Q4’26 gross margin was 37.0% versus 27.5% in Q4’25, as well as 32.6% in FY’26 versus 25.4% in FY’25, primarily due to pricing and cost improvements across all three segments.

Total operating expenses increased to $10.3M in Q4’26 from $8.4M in Q4’25, and decreased to $29.7M in FY’26 from $30.8M in FY’25, reflecting ongoing efforts to reduce infrastructure and personnel expenses. Q4’26 operating expenses included $1.7M to reflect the final Voltrek earnout liability, $1.1M for the non-cash write-off of solar assets and a $0.6M loss on extinguishment of subordinated debt.

Primarily reflecting stronger gross margin and lower operating expenses, Orion’s Q4’26 net loss improved to $1.5M, or $0.39 per share, versus a net loss of $2.9M, or $0.88 per share, in Q4’25. Orion’s adjusted EBITDA improved to $0.8M in Q4’26 compared to $0.2M in Q4’25, reflecting the benefit of the Company’s financial discipline. For the full fiscal year, Orion’s FY’26 net loss improved to $3.2M, or $0.89 per share, versus a net loss of $11.8M, or $3.59 per share, in FY’25. Orion’s adjusted EBITDA improved significantly to $2.2M in FY’26, compared to $(2.9M) in FY’25, reflecting the benefit of the Company’s financial discipline

Balance Sheet and Cash Flow

Orion used $1.1M of cash in operating activities in FY'26 versus operating activities providing $0.6M in cash in FY’25, principally due to significantly improved bottom line results in the current period. Orion also paid down $4.0M on its revolving credit facility in FY’26, bringing outstanding borrowings to $3.0M as of the end of FY’26.

Orion ended the quarter and the full fiscal year with current assets of $37.7M, including $3.3M of cash, $16.3M of accounts receivable, $6.4M of revenue earned but not billed, and $10.3M of inventories. Net of current liabilities, working capital was $11.0M at March 31, 2026, compared to $8.7M at March 31, 2025. Orion’s financial liquidity at March 31, 2026 was $15.4M as compared to $13.0M at year-end FY’25. In addition, Orion recently extended the maturity date of its revolving credit facility from June 30, 2027, to June 30, 2030.

About Orion Energy Systems

Orion provides energy efficiency and clean tech solutions, including LED lighting and controls, electrical vehicle (EV) charging solutions, and maintenance services. Orion specializes in turnkey design-through-installation solutions for large national customers as well as projects through ESCO and distribution partners, with a commitment to helping customers achieve their business and environmental goals with healthy, safe, and sustainable solutions that reduce their carbon footprint and enhance business performance.

Orion is committed to operating responsibly throughout all areas of our organization. Learn more about our sustainability and governance priorities, goals and progress here, or visit our website at www.orionlighting.com.

Non-GAAP Measures

In addition to the GAAP results included in this presentation, Orion has also included the non-GAAP measures, EBITDA (earnings before interest, taxes, depreciation and amortization), and Adjusted EBITDA (EBITDA adjusted for stock-based compensation, acquisition related costs, deferred financing costs, restructuring and severance costs, asset impairment and, earnout expenses). The Company has provided these non-GAAP measures to help investors better understand its core operating performance, enhance comparisons of core operating performance from period to period, and allow better comparisons of operating performance to its competitors. Among other things, management uses these non-GAAP measures to evaluate the performance of the business and believes these measurements enable it to make better period-to-period evaluations of the financial performance of core business operations. The non-GAAP measurements are intended only as a supplement to the comparable GAAP measurements and Orion compensates for the limitations inherent in the use of non-GAAP measurements by using GAAP measures in conjunction with the non-GAAP measurements. As a result, investors should consider these non-GAAP measurements in addition to, and not in substitution for or as superior to, measurements of financial performance prepared in accordance with generally accepted accounting principles.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measures, and this reconciliation is located under the heading “Unaudited EBITDA Reconciliation” following the Unaudited Condensed Consolidated Statements of Cash Flows included in this press release.

Safe Harbor Statement

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" or words of similar import. Similarly, statements that describe our future outlook, plans, expectations, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) our ability to achieve our budgeted fiscal 2027 revenue expectations, and related public fiscal 2027 revenue guidance, will have a significant impact on our cash flow and stock price and ability to fund our operations and satisfy our debt obligations; (ii) we are currently implementing a new ERP system, which will involve substantial cost and potential disruption to our normal operations; our inability to successfully manage the implementation of our new ERP system could adversely affect our ability to operate our business and otherwise negatively affect our financial reporting and the effectiveness of our internal control over financial reporting; (iii) government tariffs and other actions have adversely affected, and may continue to adversely affect, our business, resulting in increased costs and reduced gross margins; (iv) the reduction or elimination of incentives from the United States government for investments in electric vehicle (“EV”) charging infrastructure may reduce demand for public EV charging products, in addition to reducing overall demand for EVs; (v) we do not have major sources of recurring revenue, a substantial portion of our revenues is derived from major project-based retrofit work that is awarded through a competitive bid process and we depend upon a limited number of customers in any given period to generate a substantial portion of our revenue, and it is generally difficult to predict the timing of projects that will be awarded, which can impact our ability to achieve our expected financial results; (vi) the reduction of revenue from our most significant customer over the past several fiscal years has had, and the potential future loss of other significant customers or a major customer would likely have, a materially adverse effect on our results of operations, financial condition and cash flows; (xiii) the reduction or elimination of investments in, or incentives to adopt, light emitting diode (“LED”) lighting or the elimination of, or changes in, policies, incentives or rebates in certain states or countries that encourage the use of LEDs over some traditional lighting technologies, including due to federal funding restrictions in the United States, could cause the demand for our lighting products to slow; (vii) we are experiencing ongoing increasing pressures to reduce the average selling price of our products and related negative impact on our gross margins, driven largely by the ongoing increase in competition from foreign competitors; (viii) our products use components and raw materials that may be subject to price fluctuations, shortages or interruptions of supply, particularly resulting from tariffs and other trade restrictions; (ix) we increasingly rely on third-party manufacturers for the manufacture and development of our products and product components; (x) we are subject to the risk of a cybersecurity breach; (xi) macroeconomic pressures in the markets in which we operate may adversely affect our financial results; (xii) adverse conditions in the global economy, including due to changes in diplomatic and trade relationships, have negatively impacted, and could in the future negatively impact, our customers, suppliers and business; (xiii) the success of our LED lighting retrofit solutions depends, in part, on our ability to claim market share away from our competitors; and (xiv) the other risks described in our filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://investor.oriones.com in the Investor Relations section of our website.

Engage with Us

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StockTwits: @OESX_IR

Investor Relations Contacts
Per Brodin, CFO	Robert Ferri
Orion Energy Systems, Inc.	Robert Ferri Partners
pbrodin@oesx.com	(415) 575-1589 or ir@oesx.com

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Twelve Months Ended March 31,
(in thousands, except share and per share amounts)	2026	2025	2026	2025
Product revenue	$16,065	$14,926	$57,029	$54,368
Service revenue	9,658	5,943	29,277	25,352
Total revenue	25,723	20,869	86,306	79,720
Cost of product revenue	9,514	10,510	36,893	37,319
Cost of service revenue	6,701	4,624	21,320	22,165
Total cost of revenue	16,215	15,134	58,213	59,484
Gross profit	9,508	5,735	28,093	20,236
Operating expenses:
General and administrative	7,204	5,038	18,691	18,008
Sales and marketing	2,808	2,951	10,099	11,595
Research and development	269	389	945	1,229
Total operating expenses	10,281	8,378	29,735	30,832
Income (loss) from operations	(773)	(2,643)	(1,642)	(10,596)
Other income (expense):
Other income	2	1	51	62
Interest expense	(131)	(226)	(783)	(1,026)
Amortization of debt issue costs	(18)	(51)	(170)	(206)
Loss on debt extinguishment	(562)	—	(562)	—
Interest income	3	6	3	7
Total other expense	(706)	(270)	(1,461)	(1,163)
Income (loss) before income tax	(1,479)	(2,913)	(3,103)	(11,759)
Income tax (benefit) expense	19	(1)	60	42
Net income (loss)	$(1,498)	$(2,912)	$(3,163)	$(11,801)
Basic net loss per share attributable to common shareholders	$(0.39)	$(0.88)	$(0.89)	$(3.59)
Weighted-average common shares outstanding	3,875,972	3,296,019	3,560,671	3,282,947
Diluted net loss per share	$(0.39)	$(0.88)	$(0.89)	$(3.59)
Weighted-average common shares and share equivalents outstanding	3,875,972	3,296,019	3,560,671	3,282,947

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,
(in thousands, except share amounts)	2026	2025
Assets
Cash and cash equivalents	$3,265	$5,972
Accounts receivable, net	16,340	12,845
Revenue earned but not billed	6,409	3,350
Inventories, net	10,304	11,392
Prepaid expenses and other current assets	1,364	1,939
Total current assets	37,682	35,498
Property and equipment, net	6,114	8,026
Goodwill	1,484	1,484
Other intangible assets, net	2,646	3,379
Other long-term assets, net	3,679	4,076
Total assets	$51,605	$52,463
Liabilities and Shareholders’ Equity
Accounts payable	$15,451	$13,272
Accrued expenses and other	10,728	12,728
Deferred revenue, current	155	491
Current maturities of long-term debt	353	353
Total current liabilities	26,687	26,844
Revolving credit facility	3,000	7,000
Long-term debt, less current maturities	2,619	2,971
Deferred revenue, long-term	-	337
Other long-term liabilities	2,671	3,427
Total liabilities	34,977	40,579
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.01 par value: Shares authorized: 30,000,000 shares at March 31, 2026 and 2025; no shares issued and outstanding at March 31, 2026 and 2025	—	—
Common stock, no par value: Shares authorized: 20,000,000 at March 31, 2026 and 2025; shares issued: 4,819,013 and 4,247,023 at March 31, 2026 and 2025; shares outstanding: 4,056,528 and 3,298,389 at March 31, 2026 and 2025	—	—
Additional paid-in capital	169,646	163,025
Treasury stock: 762,485 and 948,634 common shares at March 31, 2026 and 2025	(34,962)	(36,248)
Accumulated deficit	(118,056)	(114,893)
Total shareholders’ equity	16,628	11,884
Total liabilities and shareholders’ equity	$51,605	$52,463

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended March 31,
(in thousands)	2026	2025
Operating activities
Net loss	$(3,163)	$(11,801)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	1,784	2,619
Stock-based compensation	483	1,157
Loss on debt extinguishment	562	—
Deferred taxes and impairment of property and equipment	5	27
Loss on asset disposals	1,118	91
Provision for inventory reserves	461	552
Provision for credit losses	12	378
Other	(6)	197
Changes in operating assets and liabilities:
Accounts receivable	(3,507)	800
Revenue earned but not billed	(3,059)	1,189
Inventories	627	6,106
Prepaid expenses and other assets	802	2,324
Accounts payable	2,179	(5,078)
Accrued expenses and other liabilities	1,296	1,883
Deferred revenue, current and long-term	(673)	155
Net cash provided by (used in) operating activities	(1,079)	599
Investing activities
Purchase of property and equipment	(83)	(99)
Additions to patents and licenses	(3)	(6)
Proceeds from sales of property and equipment	—	233
Net cash provided by (used in) investing activities	(86)	128
Financing activities
Payment of long-term debt	(3,403)	(206)
Proceeds from revolving credit facility	4,250	500
Payment of revolving credit facility	(8,250)	(3,500)
Proceeds from long-term debt	—	3,525
Unamortized debt issuance cost write-off	(180)	—
Issuance of treasury stock	300	—
Proceeds from public stock offering, net of issuance costs	6,138	—
Payments to settle employee tax withholdings on stock-based compensation	(11)	—
Debt issue costs	(383)	(216)
Proceeds from employee equity exercises	(3)	(13)
Net cash provided by (used in) financing activities	(1,542)	90
Net increase (decrease) in cash and cash equivalents	(2,707)	817
Cash and cash equivalents at beginning of period	5,972	5,155
Cash and cash equivalents at end of period	$3,265	$5,972
Supplemental cash flow information:
Cash paid for interest	$(775)	$(962)
Cash paid for income taxes	$(36)	$(26)
Supplemental disclosure of non-cash investing and financing activities:
Operating lease assets obtained in exchange for new operating lease liabilities	$—	$2,661
Issuance of common stock to Final Frontier, LLC as partial payment of earnout obligation	$1,000	$—
Issuance of subordinated debt for earnout obligation	$3,051	$—

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED NON-GAAP MEASURES RECONCILIATION

	Three Months Ended			Twelve Months Ended
(in thousands)	March 31, 2026	Dec. 31, 2025	March 31, 2025	March 31, 2026	March 31, 2025
Net income (loss)	$(1,498)	$160	$(2,912)	$(3,163)	$(11,801)
Interest	128	203	220	780	1,019
Taxes	19	18	(1)	60	42
Depreciation	164	206	385	877	1,344
Amortization of intangible assets	121	126	315	733	1,069
Amortization of debt issue costs	18	51	51	170	206
EBITDA	$(1,048)	$764	$(1,942)	$(543)	$(8,121)
Stock-based compensation	163	(3)	335	484	1,157
Deferred cost write-off for ATM	—	—	385	—	385
Sign-on bonus	—	—	—	500	—
Loss on debt extinguishment	562	—	—	562	—
Solar contract amendment	(1,338)	—	—	(1,338)	—
Deferred revenue - solar grants	(337)	—	—	(337)	—
Solar asset disposal	1,118	—	—	1,118	—
Restructuring costs	—	—	—	—	453
Severance	—	—	948	91	1,248
Impairment on assets	—	—	20	—	20
Earnout expenses	1,663	—	480	1,663	1,916
Adjusted EBITDA	$783	$761	$226	$2,200	$(2,942)